Lawson Products Reports Third Quarter 2017 Results

Average Daily Sales Increase 9.5%

CHICAGO, October 26, 2017 - Lawson Products, Inc. (NASDAQ:LAWS) (“Lawson” or the "Company"), a distributor of products and services to the MRO marketplace, today announced results for the third quarter ended September 30, 2017.

Highlights

•	Average daily sales increased 9.5% to $1.201 million during the third quarter of 2017 compared to $1.097 million in the third quarter of 2016

•	Gross profit percentage increased to 60.8% in the third quarter compared to 60.6% a year ago

•
GAAP operating income was $1.1 million compared to $2.4 million in the third quarter of 2016. Adjusted non-GAAP operating income, adjusted for stock-based compensation and severance, improved $1.5 million to $3.6 million from $2.1 million (see reconciliation in Table 1)

•	We completed the fifth and largest acquisition in 24 months on October 3rd that will add $34.0 million to our annual consolidated sales. The acquisition is not reflected in the third quarter results.

•
The quarter ended with $19.0 million of available cash, no outstanding debt and $36.0 million of availability on our revolving credit facility. As a result of the recent acquisition, the Company drew down $16.3 million of borrowings subsequent to the quarter.

"We are very pleased with our 68% improvement in adjusted operating income on a 9.5% increase in average daily sales. The consistent improvement in our financial performance is attributable to the increased productivity of the sales force, recent acquisitions, and the improving MRO marketplace. We continue to see strong increases with our large national customers and regional business allowing us to leverage our existing infrastructure," said Michael DeCata, president and chief executive officer.

“We recently announced our fifth and largest acquisition in 24 months adding $34.0 million to our consolidated sales. With the acquisition of The Bolt Supply House Ltd., headquartered in Calgary, Alberta we gained 27 experienced sales representatives, 13 branch locations, and a 43,000 square-foot distribution center in Calgary. This acquisition will be accretive. Additionally, this acquisition allows the Lawson and Kent business to benefit through shortened customer delivery time by leveraging Bolt Supply’s western Canada presence. We continue to see growth opportunities, both organically and through acquisitions and will evaluate those that we believe will provide us with the best long-term sustainable benefits,” added Mr. DeCata.

Third Quarter Results

Net sales were $75.7 million for the third quarter of 2017 compared to $70.2 million in 2016 with one less selling day. The third quarters of 2017 and 2016 had 63 and 64 selling days, respectively. Average daily sales grew 9.5% to $1.201 million compared to $1.097 million in the previous year quarter. Sales were positively impacted by the 11% increase in sales rep productivity, the effect of acquisitions completed in 2016 and the continuing improvement in the MRO marketplace. Previous acquisitions contributed 1% of the sales increase for the quarter. Year to date average daily sales were up 8.2% over the prior year.

Third quarter gross profit as a percent of sales increased to 60.8% from 60.6% a year ago. Gross profit dollars increased 8.1% to $46.0 million compared to $42.6 million primarily driven by higher sales and vendor related initiatives.

Selling expenses increased to $24.4 million in the third quarter of 2017 from $23.6 million in the prior year quarter due primarily to an increase in compensation costs resulting from higher sales, partially offset by lower health insurance expenses. Selling expenses as a percent of sales decreased to 32.2% from 33.6% from a year ago as fixed selling costs were leveraged over a higher sales base.

General and administrative expenses increased to $20.6 million in the third quarter of 2017 from $16.6 million in the prior year quarter, primarily due to $3.0 million of higher stock-based compensation of which a portion varies with the company stock price and restoring incentive compensation accruals.

Operating income in the third quarter of 2017 was $1.1 million compared to $2.4 million a year ago. Adjusted non-GAAP operating income, adjusted for stock-based compensation and severance, was $3.6 million in the third quarter of 2017 compared to $2.1 million a year ago (see reconciliation in Table 1). The increase in adjusted non-GAAP operating income from a year ago was driven primarily by leveraging our operating structure on increased sales while at the same time managing our operating costs.

Net income for the third quarter of 2017 was $1.3 million, or $0.14 per diluted share compared to net income of $1.8 million, or $0.20 per diluted share, for the same period a year ago.

"Lawson’s improved performance is due in large part to the growth initiatives and expense controls that we have undertaken over the past several years. We remain committed to our plan of driving sales rep productivity, expanding our sales force and pursuing acquisitions to improve our financial results,” concluded Mr. DeCata.

Conference Call

Lawson Products, Inc., will conduct a conference call with investors to discuss third quarter 2017 results at 9:00 a.m. Eastern Time on October 26, 2017. The conference call is available by direct dial at 1-877-737-7051 in the U.S. or 1-201-689-8878 from outside of the U.S. A replay of the conference call will be available approximately two hours after completion of the call through December 31, 2017. Callers can access the replay by dialing 1-877-481-4010 in the U.S. or 1-919-882-2331 outside the U.S. The PIN access number for the replay is 20265#. A streaming audio of the call and an archived replay will also be available on the investor relations page of Lawson's website through December 31, 2017.

About Lawson Products, Inc.

Celebrating our 65th anniversary in 2017, Lawson Products (NASDAQ: LAWS) is an industrial distributor of maintenance and repair products. Lawson carries a comprehensive line of products and provides inventory management services to the industrial, commercial, institutional and government maintenance, repair and operations (MRO) market. With several strategically located distribution centers in North America, Lawson ships to customers in all 50 states, Puerto Rico, Canada, Mexico and the Caribbean. Under its Kent Automotive brand, the Company supplies products to collision and mechanical repair shops as well as automotive OEMs. For additional information, please visit https://www.lawsonproducts.com or https://www.kent-automotive.com.

This Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. The terms "may," "should," "could," "anticipate," "believe," "continues," "estimate," "expect," "intend," "objective," "plan," "potential," "project" and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These statements are based on management's current expectations, intentions or beliefs and are subject to a number of factors, assumptions and uncertainties that could cause or contribute to such differences or that might otherwise impact the business and include the risk factors set forth in Item 1A of the December 31, 2016, Form 10-K filed on February 23, 2017. The Company undertakes no obligation to update any such factor or to publicly announce the results of any revisions to any forward-looking statements whether as a result of new information, future events or otherwise.

-TABLES FOLLOW-

Lawson Products, Inc.
Condensed Consolidated Statements of Income
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Net sales	$75,651	$70,199	$225,274	$209,258
Cost of goods sold	29,646	27,626	89,249	81,700
Gross profit	46,005	42,573	136,025	127,558

Operating expenses:
Selling expenses	24,354	23,568	72,964	69,525
General & administrative expenses	20,561	16,616	58,790	54,446
Total SG&A	44,915	40,184	131,754	123,971
Gain on sale of property	—	—	(5,422)	—
Operating expenses	44,915	40,184	126,332	123,971

Operating income	1,090	2,389	9,693	3,587

Interest expense	(133)	(167)	(393)	(486)
Other income, net	843	66	953	439

Income before income taxes	1,800	2,288	10,253	3,540
Income tax expense	479	463	802	526

Net income	$1,321	$1,825	$9,451	$3,014

Basic income per share of common stock	$0.15	$0.21	$1.07	$0.34

Diluted income per share of common stock	$0.14	$0.20	$1.04	$0.34

Lawson Products, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands, except share data)
(Unaudited)

	September 30,	December 31,
	2017	2016

ASSETS
Current assets:
Cash and cash equivalents	$19,043	$10,421
Restricted cash	800	800
Accounts receivable, less allowance for doubtful accounts	37,290	30,200
Inventories, net	43,341	42,561
Miscellaneous receivables and prepaid expenses	3,755	3,788
Total current assets	104,229	87,770

Property, plant and equipment, net	26,844	30,907
Cash value of life insurance	11,623	10,051
Goodwill	5,789	5,520
Deferred income taxes	20	20
Other assets	905	1,039
Total assets	$149,410	$135,307

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Revolving line of credit	$—	$841
Accounts payable	12,207	11,307
Accrued expenses and other liabilities	30,831	27,289
Total current liabilities	43,038	39,437

Security bonus plan	13,347	14,216
Financing lease obligation	6,710	7,543
Deferred compensation	5,108	4,830
Deferred rent liability	3,473	3,676
Other liabilities	5,071	4,472
Total liabilities	76,747	74,174

Stockholders’ equity:
Preferred stock, $1 par value:
Authorized - 500,000 shares, issued and outstanding — None	—	—
Common stock, $1 par value:
Authorized - 35,000,000 shares Issued - 8,921,302 and 8,864,929 shares, respectively Outstanding - 8,888,028 and 8,832,623 shares, respectively	8,921	8,865
Capital in excess of par value	12,335	11,055
Retained earnings	51,216	41,943
Treasury stock – 33,274 and 32,306 shares, respectively	(711)	(691)
Accumulated other comprehensive income (loss)	902	(39)
Total stockholders’ equity	72,663	61,133
Total liabilities and stockholders’ equity	$149,410	$135,307

LAWSON PRODUCTS, INC.
REGULATION G GAAP RECONCILIATIONS
The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, the Company's management believes that certain non-GAAP financial measures may provide users of this financial information with additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain non-operational items that impact the overall comparability. See Tables below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three and nine months ended September 30, 2017 and 2016. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP.

TABLE 1 - RECONCILIATION OF GAAP TO ADJUSTED NON-GAAP OPERATING INCOME
(Amounts in thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Operating income, as reported per GAAP	$1,090	$2,389	$9,693	$3,587

Stock-based compensation (1)	2,337	(630)	2,722	(1,332)

Severance expense	139	367	595	714

Gain on sale of property (2)	—	—	(5,422)	—

Adjusted non-GAAP operating income	$3,566	$2,126	$7,588	$2,969

(1)    A portion of stock-based compensation expense varies with the Company's stock price
(2)    Gain on sale of Fairfield, New Jersey distribution center

LAWSON PRODUCTS, INC.
TABLE 2 - QUARTERLY RESULTS (UNAUDITED)

	(Dollars in thousands)
	Three Months Ended
	Sep. 30 2017	Jun. 30 2017	Mar. 31 2017	Dec. 31 2016	Sep. 30 2016

Number of business days	63	64	64	60	64

Average daily net sales	$1,201	$1,172	$1,166	$1,122	$1,097
Sequential quarter increase	2.5%	0.5%	3.9%	2.3%	1.2%

Average active sales rep. count (1)	991	981	990	1,007	1,007
Period-end active sales rep. count	988	987	979	1,009	1,006

Sales per rep. per day	$1.212	$1.195	$1.178	$1.114	$1.089
Sequential quarter increase (decrease)	1.4%	1.4%	5.7%	2.3%	(1.4)%

Net sales	$75,651	$75,006	$74,617	$67,315	$70,199
Gross profit	46,005	45,141	44,879	40,504	42,573

Gross profit percentage	60.8%	60.2%	60.1%	60.2%	60.6%

Selling, general & administrative expenses	$44,915	$42,672	$44,167	$45,548	$40,184
Gain on sale of property (2)	—	(5,422)	—	—	—
	44,915	37,250	44,167	45,548	40,184

Operating income (loss)	$1,090	$7,891	$712	$(5,044)	$2,389

(1)	Average active sales rep count represents the average of the month-ends
(2)    Sale of Fairfield, New Jersey, distribution center

Contact

Investor Relations:
Lawson Products, Inc.
Ronald J. Knutson
Executive Vice President and Chief Financial Officer
773-304-5665